April 16, 2015

Micromem Technologies Inc.
121 Richmond Street West, Suite 304
Toronto, ON
M5H 2K1
Canada

Re: Registration Statement on Form S-8 of Micromem Technologies Inc.

We have acted as Ontario counsel to Micromem Technologies Inc. (the “Corporation”), an Ontario corporation, in connection with the Corporation's registration statement on Form S-8 (the “Registration Statement”) to be filed by the Corporation with the Securities and Exchange Commission (the “Commission”) on or about April 17, 2015.

The Registration Statement covers the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 18,840,000 common shares (the “Shares”) that are issuable pursuant to the 2014 Directors, Officers and Employees Stock Option Plan of the Corporation dated January 30, 2015 (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

In rendering this opinion, we have examined such questions of law and such documents as we have deemed necessary or advisable as a basis for the opinions expressed herein, including a certificate of an officer of the Corporation as to certain factual matters. In addition, we have examined and relied as to factual matters upon our review of originals or copies of such documents, records, certificates and other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed herein. Furthermore, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified copies, photocopies, facsimiles or scanned copies and submitted to us in Adobe Portable Document Format, and the authenticity of the originals of such documents.

We are qualified to practice law in the Province of Ontario and we express no opinion as to any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. As such, this opinion is limited to the laws of the Province of Ontario.

Subject to the foregoing and other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Corporation against payment therefor in the manner contemplated by the Registration Statement and in accordance with the Plan, and subject to the Corporation completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Corporation, and the Shares will be validly issued, fully paid and nonassessable.

Yours truly,

/s/ ORMSTON LIST FRAWLEY LLP